UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
Filed by the Registrant  ☑
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only
☐	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☑	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
Ryder System, Inc.
 (Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)Title of each class of securities to which transaction applies:
(2)Aggregate number of securities to which transaction applies:
(3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)Proposed maximum aggregate value of transaction:
(5)Total fee paid

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)Amount Previously Paid:
(2)Form, Schedule or Registration Statement No.:
(3)Filing Party:
(4)Date Filed:

[The following is an e-mail to Company employees sent on Tuesday, April 28, 2026 from John J. Diez, Chief Executive Officer]

Important Message to Employee Shareholders – VOTE YOUR RYDER SHARES!

If you are a Ryder shareholder, I encourage you to vote your Ryder shares in advance of our 2026 Annual Meeting of Shareholders. Your vote helps ensure that shareholder views are represented on important governance matters.

As in the past, we ask that you vote in line with the Board’s recommendations:

•“FOR” each of the director nominees in Proposal 1
•“FOR” Proposals 2 and 3 (ratification of our independent auditor and Say-On-Pay vote)
•“AGAINST” Proposal 4 (shareholder proposal requiring independent board chair)

Your vote is important because our Board opposes Proposal 4, which would require that the Chair of the Board be an independent director. As you may recall, we received nearly identical proposals in 2019 and 2023, and in both cases most of our shareholders voted AGAINST them. Our Board continues to believe this proposal is unnecessary and not in the interests of our shareholders. For the Board’s full statement regarding this year’s proposals, please refer to our 2026 Proxy Statement.

Please submit your vote by:

•April 28, 2026, for shares held through a plan, including through your 401(k), the Employee Stock Purchase Plan or through Ryder’s Equity and Incentive Compensation Plan
•April 30, 2026, for shares held directly

Accessing Proxy Materials & Voting Instructions:

To vote your shares, you’ll need a 16-digit control number. You should have received an e-mail with your control number and voting instructions from the institutions where you hold your shares – such as Morgan Stanley, Fidelity or another plan administrator or brokerage firm – or from registrar@proxyvote.com.
If you own shares through multiple accounts, you should have received separate e-mails from each account. If you do not see the e-mail in your inbox, junk or spam folders, please contact a customer representative at the institution where you hold your shares.

Thank you for your continued support,

John J. Diez
Chief Executive Officer